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                                                                     Exhibit 22


                             LIST OF SUBSIDIARIES


SUBSIDIARIES OF THE COMPANY                INCORPORATED UNDER LAWS OF     PERCENT OWNED BY THE COMPANY
---------------------------                --------------------------     ----------------------------
The Old Second National Bank of Aurora     United States                             100%

Yorkville National Bank                    United States                             100%

Burlington Bank                            State of Illinois                         100%

Kane County Bank and Trust Company         State of Illinois                         100%

Bank of Sugar Grove                        State of Illinois                         100%

Maple Park Mortgage                        State of Illinois                         100%
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